PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
February 17, 2016		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2015 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its fourth quarter and full year 2015 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 9:00 a.m. Eastern Time and may be accessed at 1-888-339-0823 or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on the Company's website (www.dynexcapital.com).
Fourth Quarter 2015 Highlights

•	Comprehensive loss of $(0.30) per common share comprised of net income to common shareholders of $0.61 per common share and other comprehensive loss of $(0.91) per common share

•	Core net operating income per common share, a non-GAAP measure, of $0.25

•	Net interest spread of 2.04% and adjusted net interest spread, a non-GAAP measure, of 1.96%

•	Book value declined (5.9)% to $7.71 at December 31, 2015 from $8.19 at September 30, 2015

•	Repurchased 1.5 million common shares at a weighted average repurchase price of $6.63 per share

2015 Highlights

•	Comprehensive loss of $(0.51) per common share comprised of net income to common shareholders of $0.14 per common share and other comprehensive loss of $(0.65) per common share

•	Core net operating income per common share, a non-GAAP measure, of $0.93

•	Net interest spread of 2.03% and adjusted net interest spread, a non-GAAP measure, of 1.96%

•	Book value per common share of $7.71 at December 31, 2015, a decline of (14.5)% from $9.02 at December 31, 2014

•	Overall leverage of 6.5x at December 31, 2015 versus 5.1x at December 31, 2014

•	Repurchased 5.9 million common shares at a weighted average repurchase price of $6.97 per share

Fourth Quarter 2015 Results
The Company reported a comprehensive loss to common shareholders of $(14.6) million for the fourth quarter of 2015 comprised of net income to common shareholders of $30.2 million and other comprehensive loss of $(44.9) million compared to a comprehensive loss to common shareholders of $(11.9) million for the third quarter of 2015 comprised of net loss to common shareholders of $(39.3) million and other comprehensive income of $27.4 million. Net income for the fourth quarter of 2015 includes net interest income of $19.7 million and gain on derivative instruments of $17.9 million on the Company's hedging portfolio from an increase in interest rate swap and Eurodollar rates. The third quarter of 2015 included net interest income of $20.2 million and a loss on derivative instruments of $(52.7) million from declining interest rate swap and Eurodollar rates. Other comprehensive loss for the fourth quarter of 2015 includes $(45.6) million in unrealized losses from declines in the fair value of MBS resulting from credit spread widening and increasing interest rates during the fourth quarter versus $26.6 million in unrealized gains from increases in the fair value of MBS during the prior quarter as a result of lower interest rates during that period.
Net interest income decreased $0.5 million to $19.7 million for the fourth quarter of 2015 compared to the prior quarter while net interest spread increased 2 basis points to 2.04% compared to the prior quarter. Interest income decreased $0.6 million to $25.2 million for the fourth quarter of 2015 compared to the prior quarter due to a lower average balance of interest earning assets, partially offset by an increase in effective yield of 5 basis points to 2.74% over the same periods. The increase in effective yield was primarily due to recent shifts in the Company's investment portfolio into higher yielding CMBS and CMBS IO as well as favorable prepayment performance on Agency hybrid ARMs during the fourth quarter of 2015. Although average interest bearing liabilities decreased for the fourth quarter of 2015, interest expense was essentially flat at $5.8 million compared to the third quarter of 2015 because cost of funds increased 3 basis points to 0.70% for the fourth quarter. Cost of funds increased due primarily to the increase in short-term market interest rates as a result of the increase in the targeted federal funds rate.
Core net operating income to common shareholders (a non-GAAP measure) was $12.7 million for the fourth quarter of 2015 compared to $12.5 million for the prior quarter, an increase of $0.01 to $0.25 per common share due principally to repurchases of 1.5 million common shares during the fourth quarter. Core net operating income to common shareholders for the fourth quarter of 2015 is comprised of adjusted net interest income (a non-GAAP measure) of $19.1 million, equity in income of limited partnership of $0.1 million, and other income of $0.1 million partially offset by general and administrative expenses of $4.3 million and preferred dividends of $2.3 million. Adjusted net interest income decreased $0.2 million for the fourth quarter of 2015 compared to the prior quarter primarily because interest income decreased for the reasons discussed previously. Lower interest income was partially offset by the lower effective borrowing cost (a non-GAAP measure) of $6.4 million, a decrease of $0.3 million compared to the prior quarter. The effective borrowing cost, which includes net periodic interest costs from derivatives as an additional cost of financing, decreased because the Company's termination of certain interest rate swaps late in the third quarter of 2015 resulted in lower net periodic interest costs for the fourth quarter of 2015 compared to the prior quarter. The Company also made other changes to its hedging portfolio during the fourth quarter, which are discussed further below.
Book Value
Book value per common share at December 31, 2015 was $7.71 compared to $8.19 at September 30, 2015, resulting in a negative economic return on book value of (2.9)% for the fourth quarter of 2015 (calculated by dividing dividends declared of $0.24 and the $(0.48) decline in book value by the fourth quarter's beginning book value of $8.19). The decrease in book value per common share of $(0.48) was comprised of the following estimated impacts:
•decline of $(0.28) per common share from impact of wider credit spreads in fair value of MBS, net of the increase in fair value of derivatives
•decline of $(0.26) per common share from impact of higher interest rates in fair value of MBS, net of the increase in fair value of derivatives
•benefit of $0.05 per common share from stock repurchases and other stock transactions
•benefit of $0.01 per common share from core net operating income per common share exceeding dividends declared per common share
Investments
Below is a summary of the activity in the Company's MBS portfolio during the fourth quarter of 2015:

($ in thousands)	RMBS	CMBS	CMBS IO	Total
Balance at September 30, 2015	$1,781,515	$1,169,442	$786,772	$3,737,729
Purchases	—	—	56,510	56,510
Principal payments	(80,479)	(24,798)	—	(105,277)
Sales	(21,498)	(81,596)	(8,403)	(111,497)
Net premium amortization	(3,936)	(1,326)	(32,661)	(37,923)
Change in net unrealized gain	(11,869)	(21,609)	(12,363)	(45,841)
Balance at December 31, 2015	$1,663,733	$1,040,113	$789,855	$3,493,701
The Company's investment portfolio decreased during the fourth quarter of 2015 as principal payments and sales outpaced purchases of new investments, resulting in a lower average earning asset basis for the fourth quarter of 2015. The Company used the majority of its capital returned on its investments to repurchase common shares during the fourth quarter of 2015.
    The following table presents information for the Company's MBS portfolio by category:

	Three Months Ended
	December 31, 2015		September 30, 2015
($ in thousands)	Average Balance	Effective Yield (1)	Average Balance	Effective Yield (1)
RMBS:
Agency	$1,655,436	1.84%	$1,782,348	1.68%
Non-Agency	68,799	3.62%	73,234	3.63%
	1,724,235	1.91%	1,855,582	1.76%
CMBS:
Agency	912,606	2.96%	963,236	2.91%
Non-Agency	164,881	4.48%	200,827	5.53%
	1,077,487	3.19%	1,164,063	3.36%
CMBS IO:
Agency	411,797	3.86%	419,573	3.80%
Non-Agency	360,579	3.94%	350,383	3.91%
	772,376	3.90%	769,956	3.85%

Total MBS Investments:	$3,574,098	2.73%	$3,789,601	2.68%
(1) Effective yield is weighted by the average balance of investments, which in turn is calculated using daily amortized cost basis.
Effective yield for Agency RMBS increased for the fourth quarter of 2015 compared to the prior quarter due to lower premium amortization because the Company received fewer prepayments than projected. Effective yield for non-Agency CMBS decreased for the fourth quarter of 2015 because the Company received prepayment penalty income on its non-Agency CMBS of approximately $2.6 million during the third quarter of 2015.
Financing and Leverage
The Company's overall leverage increased to 6.5x total shareholders' equity at December 31, 2015 from 6.4x at September 30, 2015. Although total liabilities decreased 6.5% since September 30, 2015, total shareholder's equity declined 6.8% over the same period as a result of the comprehensive loss of $14.6 million and the repurchase of common stock of approximately $10.1 million during the fourth quarter.
During the fourth quarter of 2015, the Company increased its Federal Home Loan Bank ("FHLB") advances to $520.0 million. Approximately half of the FHLB advances outstanding mature in February 2016, and the remaining balance matures in October 2016. Due to the final rule on FHLB membership released by the Federal Housing Finance Administration in January 2016, the Company's wholly-owned subsidiary Mackinaw Insurance Company, LLC ("Mackinaw") will be required to terminate its FHLB membership by February 19, 2017 and will not be permitted new advances or renewals of existing advances during the transition period. Because these borrowings are collateralized with Agency CMBS, the Company anticipates refinancing the advances without complication using repurchase agreement borrowings, although likely at a higher borrowing rate than under the FHLB advances, and expects no material changes to its liquidity as a result of the termination of Mackinaw's FHLB membership.

Hedging Activities
During the fourth quarter of 2015, the Company added interest rate swaps with a notional amount of $150.0 million at a net weighted average receive-fixed rate of 0.68% and terminated interest rate swaps with a notional amount of $110.0 million at a weighted average pay-fixed rate of 2.11%. At December 31, 2015, the Company had an effective notional amount of interest rate derivatives of $480 million at a weighted-average net pay-fixed rate of 1.06%, with an additional notional amount of $325.0 million in previously forward-starting swaps at a weighted-average net pay-fixed rate of 1.94% beginning in January 2016. The following table details the components of the gain on derivative instruments, net recognized in the consolidated statement of comprehensive loss for the fourth quarter of 2015:

($ in thousands)	Realized Gains (Losses)	Change in Fair Value of Derivative Instruments	Periodic Interest Costs (1)	Gain (Loss) on Derivative Instruments, Net
Receive-fixed interest rate swaps	$—	$(3,806)	$1,326	$(2,480)
Pay-fixed interest rate swaps	1,083	17,921	(2,649)	16,355
Eurodollar futures	—	3,979	—	3,979
Total	$1,083	$18,094	$(1,323)	$17,854

(1)	Amounts represent interest earned or incurred related to interest rate swaps effective during the quarter.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread. Schedules reconciling these non-GAAP financial measures to GAAP are provided as a supplement to this release. Management uses core net operating income (including per common share) as an estimate of the net interest earnings from our investments after operating expenses. In connection with core net operating income, management uses effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread because management considers net periodic interest costs related to the Company's derivative hedging instruments as an additional cost of using repurchase agreements to finance investments. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that it provides greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers even though peer companies may present its non-GAAP measures on a different basis than the Company's. Because these non-GAAP financial measures exclude certain items used to compute GAAP net income to common shareholders and GAAP interest expense, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. In addition, because not all companies use identical calculations, the Company's presentation of core net operating income, effective borrowing cost and rate, adjusted net interest income, and adjusted net interest spread may not be comparable to other similarly-titled measures of other companies.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, prepayment rates on our investment portfolio and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies including the impact of termination of Mackinaw’s membership in the FHLB and related anticipated refinancing, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government regulatory and monetary policy, the impact of regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and ongoing financial institution regulatory reform efforts, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	December 31, 2015	December 31, 2014
ASSETS	(unaudited)
Mortgage-backed securities	$3,493,701	$3,516,239
Mortgage loans held for investment, net	24,145	39,700
Investment in limited partnership	10,835	4,000
Investment in FHLB stock	11,475	—
Cash and cash equivalents	33,935	43,944
Restricted cash	51,190	42,263
Derivative assets	7,835	5,727
Principal receivable on investments	6,193	7,420
Accrued interest receivable	22,764	21,157
Other assets, net	7,975	7,861
Total assets	$3,670,048	$3,688,311

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,589,420	$3,013,110
FHLB advances	520,000	—
Non-recourse collateralized financing	8,442	10,786
Derivative liabilities	41,205	35,898
Accrued interest payable	1,743	1,947
Accrued dividends payable	13,709	15,622
Other liabilities	3,504	3,646
Total liabilities	3,178,023	3,081,009

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding ($57,500 aggregate liquidation preference)	$55,407	$55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding($56,250 aggregate liquidation preference)	54,251	54,251
Common stock, par value $.01 per share, 200,000,000 shares authorized; 49,047,335 and 54,739,111 shares issued and outstanding, respectively	490	547
Additional paid-in capital	725,358	763,935
Accumulated other comprehensive (loss) income	(12,768)	21,316
Accumulated deficit	(330,713)	(288,154)
Total shareholders' equity	492,025	607,302
Total liabilities and shareholders’ equity	$3,670,048	$3,688,311

Book value per common share	$7.71	$9.02

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
 (amounts in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Interest income:	(unaudited)	(unaudited)	(unaudited)
Mortgage-backed securities	$25,248	$23,777	$98,936	$102,881
Mortgage loans held for investment, net	274	509	1,308	2,763
	25,522	24,286	100,244	105,644
Interest expense:
Repurchase agreements and FHLB advances	5,814	5,634	22,507	25,821
Non-recourse collateralized financing	19	18	98	94
	5,833	5,652	22,605	25,915

Net interest income	19,689	18,634	77,639	79,729
Gain (loss) on derivative instruments, net	17,854	(21,739)	(43,128)	(53,393)
(Loss) gain on sale of investments, net	(908)	10,950	(978)	16,223
Fair value adjustments, net	(6)	45	69	208
Equity in income of limited partnership	104	—	835	—
Other income (expense), net	76	(62)	(225)	1,046
General and administrative expenses:
Compensation and benefits	(2,308)	(2,277)	(9,103)	(9,509)
Other general and administrative	(1,970)	(1,878)	(8,565)	(6,498)
Net income	32,531	3,673	16,544	27,806
Preferred stock dividends	(2,294)	(2,294)	(9,176)	(9,176)
Net income to common shareholders	$30,237	$1,379	$7,368	$18,630

Other comprehensive income:
Change in net unrealized gain on available-for-sale investments	$(46,512)	$14,356	$(38,561)	$64,567
Reclassification adjustment for loss (gain) on sale of investments, net	908	(10,950)	978	(16,223)
Reclassification adjustment for de-designated cash flow hedges	727	1,449	3,499	6,788
Total other comprehensive (loss) income	(44,877)	4,855	(34,084)	55,132
Comprehensive (loss) income to common shareholders	$(14,640)	$6,234	$(26,716)	$73,762

Net income per common share-basic and diluted	$0.61	$0.03	$0.14	$0.34
Weighted average common shares	49,299	54,736	52,847	54,701

DYNEX CAPITAL, INC.
KEY FINANCIAL MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

		4Q2015		3Q2015		2Q2015		1Q2015		4Q2014
Net income (loss) per common share		$0.61		$(0.74)		$0.52	$(0.21)			$0.03
Core net operating income per common share (1)		$0.25		$0.24		$0.21		$0.23		$0.23
Comprehensive (loss) income per common share	$(0.30)			$(0.22)	$(0.21)			$0.21		$0.11
Dividends per common share		$0.24		$0.24		$0.24		$0.24		$0.25
Book value per common share, end of period		$7.71		$8.19		$8.53		$8.96		$9.02
Leverage at period end (2)	6.5	x	6.4	x	6.2	x	5.7	x	5.1	x
Average interest earning assets		$3,598,748		$3,818,140		$3,748,536		$3,577,644		$3,529,711
Average interest bearing liabilities		$3,237,574		$3,405,850		$3,320,760		$3,111,783		$3,054,355
Net interest income		$19,689		$20,237		$18,985		$18,728		$18,634
Adjusted net interest income (1)		$19,093		$19,342		$18,049		$18,923		$19,019
Effective yield by investment type (3):
RMBS		1.91%		1.76%		1.82%		1.88%		1.87%
CMBS		3.19%		3.36%		3.38%		3.70%		4.09%
CMBS IO		3.90%		3.85%		3.86%		3.83%		3.94%
Mortgage loans held for investment		3.96%		4.37%		4.24%		4.13%		4.79%
Effective yield-total portfolio		2.74%		2.69%		2.63%		2.62%		2.64%
Cost of funds (4)		0.70%		0.67%		0.66%		0.69%		0.72%
Net interest spread		2.04%		2.02%		1.97%		1.93%		1.92%
Effective borrowing rate (1)		0.78%		0.78%		0.77%		0.66%		0.67%
Adjusted net interest spread (1)		1.96%		1.91%		1.86%		1.96%		1.97%

(1)	Non-GAAP financial measures are reconciled in the supplement to this release.
(2) Also commonly referred to by the Company as "overall leverage" and is calculated by dividing total liabilities by total shareholders' equity.

(3)	Effective yield is weighted by the average balance of investments which is calculated using daily amortized cost basis.

(4)	Percentages shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
GAAP net income (loss) to common shareholders	$30,237	$(39,271)	$28,168	$(11,766)	$1,379
Less:
Amortization of de-designated cash flow hedges (1)	727	857	857	1,057	1,449
Change in fair value of derivative instruments, net (2)	(19,177)	50,997	(18,883)	24,461	20,675
Loss (gain) on sale of investments, net	908	(113)	1,491	(1,308)	(10,950)
Fair value adjustments, net	6	(16)	(20)	(39)	(45)
Core net operating income to common shareholders	$12,701	$12,454	$11,613	$12,405	$12,508

Weighted average common shares	49,299	52,777	54,574	54,800	54,736
Core net operating income per common share	$0.25	$0.24	$0.21	$0.23	$0.23

				Year Ended
				December 31, 2015	December 31, 2014
GAAP net income to common shareholders				$7,368	$18,630
Less:
Amortization of de-designated cash flow hedges (1)				3,499	6,788
Change in fair value of derivative instruments, net (2)				37,398	45,175
Loss (gain) on sale of investments, net				978	(16,223)
Fair value adjustments, net				(69)	(208)
Core net operating income to common shareholders				$49,174	$54,162

Weighted average common shares				52,847	54,701
Core net operating income per common share				$0.93	$0.99
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

(2)	Amount includes any realized gains (losses) recognized during the period presented and excludes net periodic interest costs of derivative instruments.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES (CONTINUED)
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	December 31, 2015		September 30, 2015		June 30, 2015
	Amount	Yield/Rate	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$25,522	2.74%	$26,096	2.69%	$24,527	2.63%
GAAP interest expense/cost of funds (1)	5,833	0.70%	5,859	0.67%	5,542	0.66%
Net interest income/spread	19,689	2.04%	20,237	2.02%	18,985	1.97%

GAAP interest expense/cost of funds (1)	$5,833	0.70%	$5,859	0.67%	$5,542	0.66%
Less: amortization of de-designated cash flow hedges (2)	(727)	(0.08)%	(857)	(0.10)%	(857)	(0.10)%
Add: net periodic interest costs of derivative instruments	1,323	0.16%	1,752	0.21%	1,793	0.21%
Effective borrowing cost/rate	6,429	0.78%	6,754	0.78%	6,478	0.77%

Adjusted net interest income/spread	$19,093	1.96%	$19,342	1.91%	$18,049	1.86%

			Three Months Ended
			March 31, 2015		December 31, 2014
GAAP interest income			$24,099	2.62%	$24,286	2.64%
GAAP interest expense/cost of funds (1)			5,371	0.69%	5,652	0.72%
Net interest income/spread			18,728	1.93%	18,634	1.92%

GAAP interest expense/cost of funds (1)			$5,371	0.69%	$5,652	0.72%
Less: amortization of de-designated cash flow hedges (2)			(1,057)	(0.14)%	(1,449)	(0.19)%
Add: net periodic interest costs of derivative instruments			862	0.11%	1,064	0.14%
Effective borrowing cost/rate			5,176	0.66%	5,267	0.67%

Adjusted net interest income/spread			$18,923	1.96%	$19,019	1.97%

			Year Ended
			December 31, 2015		December 31, 2014
GAAP interest income			$100,244	2.71%	$105,644	2.76%
GAAP interest expense/cost of funds			22,605	0.68%	25,915	0.76%
Net interest income/spread			77,639	2.03%	79,729	2.00%

GAAP interest expense/cost of funds			$22,605	0.68%	$25,915	0.76%
Less: amortization of de-designated cash flow hedges (2)			(3,499)	(0.11)%	(6,788)	(0.20)%
Add: net periodic interest costs of derivative instruments			5,730	0.18%	8,218	0.25%
Effective borrowing cost/rate			24,836	0.75%	27,345	0.81%

Adjusted net interest income/spread			$75,408	1.96%	$78,299	1.95%

(1)	Percentages shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.